Exhibit 99.1

Contact: Igor Khislavsky
Director, Investor Relations
Telephone: (617) 375-7500

American Tower Corporation Releases Information Regarding its Business with Tata Teleservices Limited

Boston, Massachusetts - October 9 2017- American Tower Corporation (NYSE: AMT) today released information about its business in light of press reports regarding Tata Teleservices Limited (“Tata Teleservices”) in India. For the quarter ended June 30, 2017, Tata Teleservices accounted for approximately $80 million, or 5% of American Tower’s consolidated property revenues, including approximately $32 million of pass-through revenue. In addition, Tata Teleservices accounted for approximately $40 million in gross margin for the quarter ended June 30, 2017.

As of September 30, 2017, the average remaining non-cancellable contract term with Tata Teleservices was in excess of 6 years.

More than 90% of the revenue and gross margin outlined above was generated on sites acquired as part of the Viom Networks Limited (“Viom”) transaction completed in April of 2016. American Tower Corporation holds a 51% controlling interest in Viom while Tata Teleservices and Tata Sons Limited hold approximately 33% and 2% minority interests, respectively.

American Tower expects to fully enforce the average non-cancelable remaining contract terms on the leases with Tata Teleservices as well as the other contractual provisions included in the Viom transaction.

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 148,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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